EXHIBIT 99.1

Midway Gold Builds Operations Team for Nevada Gold Projects

April 8, 2011

Denver, Colorado –Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (“Midway” or the “Company”) is pleased to announce the appointment of Roger G. Gross to the position of Vice President of Nevada Operations for its U.S. operating subsidiary.

“Midway is excited and pleased to add Roger to our team as he is a respected and experienced operator in the gold industry, and will bring immediate value to our Nevada projects and future growth of the Company,”said Ken Brunk, President and COO of Midway.  “Roger’s level of technical expertise in operating mines will be valuable and important to our shareholders.  He will be based locally at our regional office in Ely, Nevada, and will lead our development and construction team in executing the anticipated feasibility study and mine plan for the Pan project.”

Mr. Gross holds B.S. and M.S. degrees in Mining Engineering from the School of Mines and Engineering at Montana Tech in Butte, Montana and throughout his 29 year career has managed mining operations in the Western U.S. and around the world.  Most recently, he was responsible for management of all business unit activities for American Colloid Company’s mining operations in South Dakota and Nevada. Previously, he spent 15 years with Newmont Gold Company, where his range of activities included posts as mine manager of the BatuHijau operation through the establishment of the Closure and Reclamation business unit in Nevada.  Prior to Newmont, he served in positions as mine engineer, foreman and superintendent for a number of precious metals companies, including Freeport McMoran Copper and Gold, Bond International Gold, Western Energy Company, and the Energy Development Company.  Mr. Gross has extensive experience in financial evaluation, feasibility, permitting, engineering, construction, and mine operations management, including through the reclamation phase of operations.

Mr. Gross reports to Midway’s Vice President of Project Development, Richard Moritz, and will be responsible for overseeing the development, construction and operation of the Company’s projects in Nevada, principally Pan and Gold Rock in White Pine County and the Midway Project in Nye County.

At Pan, a reverse circulation drilling program is currently underway to follow up on results of last year’s diamond core drilling program, to potentially upgrade inferred resources to higher categories and to explore for open mineralization at depth and along strike at North and South Pan.  At the Midway Project, a diamond core drilling program is also in progress to further define additional vein-like structures identified from earlier drilling.

Midway’s Nevada operations are based from its regional office located in Ely, Nevada.

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Further to the Company’s press release dated April 1, 2011, Midway wishes to clarify that while the March, 2005 NI 43-101 Technical Report on the Midway Project was prepared by Mine Development Associates of Reno, Nevada, the reportedresource estimate contained in that report was prepared by and is the responsibility of an independent contractor to Midway, Maptek/KRJA Systems Inc. of Lakewood, Colorado.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource and reserve estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.